Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.4 to the Registration Statement on Form S-1 of Norwegian Cruise Line Holdings Ltd. of our report dated February 22, 2012, except for the earnings per share information as discussed in Note 2 to the consolidated financial statements, to which the date is November 1, 2012, relating to the consolidated financial statements of NCL Corporation Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

January 7, 2013